Exhibit 99.2

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EDITED TRANSCRIPT

WG - Q4 2013 Willbros Group, Inc. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 28, 2014 / 02:00PM GMT

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FEBRUARY 28, 2014 / 02:00PM GMT, WG - Q4 2013 Willbros Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Connie Dever Willbros Group - Director, IR

Randy Harl Willbros Group - President, CEO

Van Welch Willbros Group - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Andrew Buscaglia Credit Suisse - Analyst

Steven Folse Stifel Nicolaus - Analyst

Martin Malloy Johnson Rice - Analyst

Stefan Neely Avondale Partners - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen and thank you for standing by. Welcome to the Willbros Group’s fourth quarter earnings conference call. During today’s presentation, all parties will be in a listen only mode. (Operator Instructions). This conference is being recorded today, February 28, 2014. I would now like to turn the call over to Connie Dever, Director of Investor Relations. Please go ahead.

Connie Dever - Willbros Group - Director, IR

Thank you. Good morning. Today is Go Texan Day in Houston — so howdy, and welcome to the Willbros Group conference call. In addition to me, today’s participants include Randy Harl, our President and Chief Executive Officer, and Van Welch, our Chief Financial Officer. Mike Collier has the flu and will not be joining us on the call. We wish him a speedy recovery.

This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly on our website, willbros.com. A replay will also be available through the phone number available by the Company in yesterday’s press release. Information reported on this call speaks only as of today, February 28, 2014, and therefore you’re advised that time-sensitive information may no longer be accurate at the time of any replay.

Comments today contain forward-looking statements. All statements other than statements of historical facts which address activities, events, or developments, the Company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to publicly update such forward-looking statements whether as a result of new information, future events, or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated February 27, 2014 and on our website.

And now I’ll turn the call over to Randy Harl, President and Chief Executive Officer of Willbros.

Randy Harl - Willbros Group - President, CEO

Thanks Connie. Good morning everyone, and thank you for joining us today.

In our press release yesterday, we reported a fourth quarter net loss from continuing operations of $348,000, or essentially break-even. As we stated on our last call, we expected that all four segments would be profitable at the operating level in the fourth quarter of 2013. I’m pleased to report that we met that expectation, and delivered another sequential operating improvement, with operating income of $15.5 million.

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FEBRUARY 28, 2014 / 02:00PM GMT, WG - Q4 2013 Willbros Group, Inc. Earnings Conference Call

For the full year, we reported operating income of $34.1 million, an $11.2 million improvement over 2012, excluding the $8.1 million non-cash goodwill impairment charge in 2012. This 49% improvement is primarily attributable to Canada, which delivered a strong performance in 2013, and produced operating margins of 7.9% for the year. Both our Utility T&D and Professional Services segments also generated positive operating results with improved margins over last year.

However, the 2013 operating losses in our Oil & Gas segment’s regional delivery service line were very disappointing. We have addressed the issues that led to these losses and in the fourth quarter, the regional service lines generated a third consecutive quarter of improved operating results, with two of the three regional operations generating positive results.

In the quarter, the Oil & Gas segment generated operating income of $1.9 million, a $10.9 million sequential improvement. This positive change was driven by good performance on the Seaway project, and the return to near break-even in the regions. Our facilities and downstream businesses were impacted by weather, which hurt productivity and delayed delivery of materials. For the year, revenue generated by the Oil & Gas segment decreased $111.6 million over 2012, as a result of lower utilization of our cross-country pipeline resources.

In the first half of the year, we exercised patience and discipline with respect to the acquisition of new work. We began work on Seaway late in the third quarter. That project is now 88% complete. Upon completion of Seaway, we will redeploy resources to the NET project, maintaining utilization continuity.

We continue to pursue and win additional backlog. Subsequent to December 31, we were awarded three mid-sized pipeline construction projects, two in Texas, and one in the Northern Plains. These awards, combined with the work we have in backlog, give us great visibility, and we expect high utilization of our Oil & Gas pipeline resources throughout the year and into 2015.

Performance of our downstream construction and maintenance service offerings in the Oil & Gas segment also improved in 2013. Greater turnaround activity, as well as higher utilization of shops and fabrication resources, resulted in both top and bottom line improvement.

In the Utility T&D segment, operating income increased $18.3 million over 2012, but revenue decreased by $37.4 million. The reduction in revenue was related to completion of the Oncor Texas CREZ projects, and adverse weather conditions in November and December. We completed the Oncor CREZ transmission projects on schedule. This bolsters our resume with nearly 2,000 circuit miles of high-voltage transmission line construction. We also completed the first phase of Xcel’s Tuco to Woodward project and have begun construction on phase two, another 100 miles of 345 kV line.

We are transitioning Utility T&D’s geographic footprint to the markets around Texas and in the Mid-Atlantic. The Xcel projects are the first success in our objective to expand our customer base and market to participate in the continuing build-out and maintenance of electric infrastructure. In the second half of the year, we bid on four electricity distribution MSA contracts and were awarded two, lost one and one is still pending a decision. On the decision pending, we’re currently in discussions regarding the MSA contract, and we’re highly confident that we will be successful with our tender. While we lost one distribution MSA bid, we are still in the mix for the transmission MSA with this same customer.

Canada continues to deliver outstanding results for the Company. Canada delivered solid performance, quarter-on-quarter in 2013 and generated $35.4 million in operating income. Canada’s performance is the product of its strong leadership as well as safe and effective execution of quality backlog. Contract revenue in Canada more than doubled in 2013, with an increase of $228.4 million over 2012. Our customer diversification strategy is working as we’re now working on-site for all five of the open-pit mine owners. The segment is well ahead of schedule to achieve its previously established annual revenue target of $500 million.

In the Professional Services segment, operating income increased 38% over 2012 to $15.7 million, and revenue increased 4% to $342.7 million. The improvement in operating income is the result of strong performance in our service lines, including engineering, land and survey, line locating, integrity, and government services. The decrease in the fourth quarter results reflect reduced storm restoration work performed compared to 2012 when Hurricane Sandy generated additional activity in the fourth quarter.

After Van provides more information on our financial position, I will have some additional comments. Van?

Van Welch - Willbros Group - EVP, CFO

Thanks, Randy and good morning to everyone.

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FEBRUARY 28, 2014 / 02:00PM GMT, WG - Q4 2013 Willbros Group, Inc. Earnings Conference Call

2013 highlights many positive developments in our overall financial results. Contract revenue, approximating $2 billion for 2013, has continued to grow year-over-year. Contract margin of nearly 11% and operating income of $34.1 million for 2013 has increased sequentially over the last three quarters. And finally, we generated approximately $26.9 million in continuing operating cash flow, which was an increase of $34.1 million from 2012.

Our liquidity continues to improve along with our financial performance. At December 31, 2013 we had $42.6 million of cash and cash equivalents, and our cash on hand as of yesterday, February 27, is approximately $61.7 million. In the fourth quarter of 2013, we generated approximately $70.1 million in continuing operating cash flow. Continuing operating cash flow increased dramatically on a sequential basis in conjunction with increased cash collections, working capital management, and reductions in DSO.

As you will recall from our third quarter conference call, we have increased our focus on significantly reducing our DSO. As a result, our DSO at December 31, 2013 is approximately 68 days which is a 11-day improvement from September 30, 2013.

At December 31st, 2013, we had $19 million in outstanding revolver borrowing, that’s down from $50 million in September, and $60.1 million in outstanding letters of credit resulting in $70.9 million in unused availability against our $150 million ABL credit facility. In January, 2014, we paid our outstanding revolver borrowings in full which increased our unused availability[ to ] $89.9 million as of February 27.

We believe that our financial results, combined with our current liquidity, and availability under our credit facility will provide sufficient funds to enable us to meet our working capital requirements and our planned capital expenditures, as well as facilitate our ability to grow in the foreseeable future.

Now a word about our discontinued operations and sale of our Hawkeye business. Effective November 1, 2013, we completed the sale of certain assets comprising the discontinued Hawkeye business. In January 2014, we received $21.2 million in cash related to the sale. We expect to receive additional consideration of approximately $6.5 million in connection with the sale, once the post-closing working capital adjustments are finalized.

Also in January 2014, we settled a lawsuit against Central Maine Power in connection with the existing Maine Power Reliability Program, or the MPRP project. Under the terms of the settlement, Central Maine Power made a payment to us in the first quarter of 2014 of approximately $20.1 million, which consists of $17 million in the settlement proceeds, and $3.1 million as an early payment of retention. We continue to perform the MPRP project, which has an expected completion date in the third quarter of 2014.

Moving to backlog. At December 31, 2013, total backlog continuing operations was relatively flat at $2 billion, in comparison to September 30, 2013. However, 12 month backlog has increased to $1.1 billion at December 31, 2013 compared to $957 million at September 30, 2013, which is primarily related to the additional pipeline work booked in our Oil & Gas segment in the fourth quarter. Our 12-month backlog consists approximately of 68% of time and material and unit rate work, with the remainder being fixed price.

Now a few words on tax. We currently have a U.S. valuation allowance of $62.8 million against our tax assets. Looking forward, upon demonstrating sustainable annual U.S. taxable income, which will fully utilize our tax assets, we expect that this valuation allowance will be removed and the tax benefit will flow through to the income statement. As a result, we do not anticipate paying, or providing for in our income tax provisions, U.S. federal income taxes in 2014. Our income tax provision was approximately $14.5 million in 2013. This provision is primarily related to our profitable Canada segment, which is subject to a corporate income tax rate of 25%, Texas Margins Tax, and changes in certain discrete items.

Now to update our capital budget. In 2013, we made capital expenditure commitments of $24.6 million against our $25 million capital budget. $16.5 million of those commitments were spent as of December 31, 2013. Our approved capital budget for 2014 is $28.8 million, but as in 2013, capital spending is expected to be a function of future work commitments and the terms and conditions offered in the equipment rental market.

Finally, guidance. We expect annual revenue to range from $2.1 billion to $2.3 billion in 2014. We expect our operating results to improve significantly in 2014, with an increase every quarter in 2014 as compared to the corresponding quarter in 2013. We expect first quarter operating results to be down from the first[sic]( meant fourth quarter) quarter of 2013, due to inclement weather and transition underway of our Utility T&D segment. We expect to reduce our term loan debt by approximately $30 million to $50 million, and fund the final payments due under the WAPCo settlement by the end of the year through cash flow from operations, and proceeds from potential asset sales.

I will now turn the call back to Randy for additional comments. Randy?

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FEBRUARY 28, 2014 / 02:00PM GMT, WG - Q4 2013 Willbros Group, Inc. Earnings Conference Call

Randy Harl - Willbros Group - President, CEO

Thanks, Van. Our culture of accountability is driving our improved performance throughout the organization. We are making measurable progress and continue to focus on achieving our five key results — having world class safety performance, being the employer of choice, having a high level of customer satisfaction and connectivity, reducing our DSO, and generating operating income in the top tier of our peer group.

I believe we are positioned for a very positive, consolidated performance in 2014. We can deliver and here’s why. With our improved DSO and operating performance, our liquidity is substantially greater and is sufficient to operate our business and reduce debt. We have strengthened our processes and systems across the Company. The greatest impact from these improvements will be in our regional service lines, which we expect to improve by at least $40 million at the operating line in 2014. We have strong visibility from our main line pipeline construction resources, with work commitments for over 80% of our existing capacity through 2014. The strong market should enable us to fill our book for this business with additional quality backlog. As I said, we have booked three additional pipeline construction projects since year end.

The balance of our Oil & Gas segment, including facilities and downstream, is also enjoying market conditions as a result of increasing liquid production and low-cost natural gas. Our Professional Services segment will benefit in 2014 from investments made over the last two years to become national in scale. This segment has exposure to very strong markets for terminals, petrochem, pipeline routing and design, pipeline integrity, and locating services.

Our Utility T&D segment has proven it can operate profitably. 2014 is a transition year for this segment, and now that we have completed the CREZ projects for Oncor, we have the capacity to perform electric transmission construction work for customers outside of our alliance agreement. We have added to our customer base, and are expanding from our strengths in Texas and Virginia.

Finally, our expectation for a greatly improved 2014 is anchored by Canada, which is positioned to continue its strong performance.

Operator, we will now take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Our first questions is from Jamie Cook with Credit Suisse. Please go ahead.

Andrew Buscaglia - Credit Suisse - Analyst

Hey, guys. This is actually Andrew Buscaglia on behalf of Jamie. Thanks for taking my question. I’m just looking at your — so for the year, I think like Oil and Gas has improved — or it’s improved this quarter. And looking at 2014, can you drill down a little bit more on what you expect in that segment in terms of maintaining profitability, and how you think about that throughout 2014?

Randy Harl - Willbros Group - President, CEO

Andrew, we were pleased with the performance of a lot of pieces of the business. And so I think if you kind of go back to the script that we just went through, the pipeline construction business has always been the centerpiece of our business. We were cautious in how we pursued the market early in the year, got held back, made sure we got the margins that we needed, the contract terms that we needed in that business. And I think that what you saw in the fourth quarter with — starting with the Seaway project is that strategy beginning to pay off for us.

The facilities business, market continues to be strong. Again, we’re selective in what we go out there — go after there. We’ve got most of the capacity that we have currently booked in pipeline. We don’t want to do anything that takes away from that. So we’re in a good position to be very selective in what we go after there.

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FEBRUARY 28, 2014 / 02:00PM GMT, WG - Q4 2013 Willbros Group, Inc. Earnings Conference Call

I think everyone knows the strong market that we see in downstream. We made significant improvements in downstream, both in the turnaround business that had a good year in tanks, and the shops improved. We see the market being better in 2014, so we expect that to continue to have a good performance.

And then on to the regions, we’ve had a great performance in the High Plains in Q4. In the northeast, our guys did a great job of dealing with the weather that we had. We had one significant project that slipped a bit, but we still were able to nearly break even there. And we’ve made great improvements in our Southern region. We expect that business to improve, as I said, by at least $40 million at the operating line. And I’ll be disappointed if we don’t do quite a bit better than that.

So the outlook for Oil & Gas, I think, is we’re back, and we’re back on the basis of a good backlog, changes in management and process and systems. And I think we’re looking forward for a great year — to a great year, Andrew.

Andrew Buscaglia - Credit Suisse - Analyst

Yes, it sounds pretty good. It seems like you guys are pretty optimistic so — and just kind of tagging on that, I mean, looking into Q1, I know you said that, that would be down from Q4 in terms of earnings. What is in there other than — is that just primarily Utility [ T&D] impacted by weather, or is there more driving that sequential decrease?

Randy Harl - Willbros Group - President, CEO

No, there’s — fortunately for — in this time, Van and I are able to give you direction. That really is just the weather. We don’t have any projects that we’re dragging along there. Just to remind everyone, we work outside, and we have a lot of underground work. And so where we have that, the weather is going to be an impact to that business, and not just for the days that you missed, and all of us have experienced some loss days in the first quarter here. And just the days after that, when you’re working underground, when you’re trying to deal with the mud and slop that surround that, and so you’ve got some productivity issues. But all in all, we’ve take that in — taken that into account.

And I would remind everyone, we’ve moved from being a — really struggling with getting to a breakeven position in Q1 and Q4 in the past. We’re beyond that. Q4 was the strongest quarter that we had in 2014. And while we’re going to have some weather impacts in the first quarter, we’re still looking into a pretty good quarter. And as Van pointed out in his remarks, sequentially, based — compared to 2013, each quarter is going to be an improvement. And so while we’ve guided you there down a little bit because of this weather, it’s still much better than we produced in the past, and still a pretty respectable performance, we think, as we turn in, in Q1. And then we see that as just a launching pad for the rest of the year.

Andrew Buscaglia - Credit Suisse - Analyst

All right. Thanks, guys.

Operator

(Operator Instructions). Our next question is from the line of Steven Folse with Stifel. Please go ahead.

Steven Folse - Stifel Nicolaus - Analyst

Hi, good morning guys. My first question is — just touching back on the Oil & Gas side and the $40 million improvement. I want to first, I guess, make sure that you’re referring exclusively to the regions for that $40 million. And then with that improvement, is that with — do you already have visibility into enough work to achieve that? Or are you in just a robust market and being able to continue to work, book work throughout the year?

Randy Harl - Willbros Group - President, CEO

Yes, thanks, Steven. At your first — for your first question, the $40 million improvement is just with regard to those regional operations. And if we kind of walk through those, I think, overall, we’ve shifted strategies in the regions. We had gotten into that business based on the robust drilling activity that was happening in the unconventional plays. A couple years ago, we had a lot of reimbursable MSA work. That shifted to a lot of lump-sum work. We struggled with having the right systems, processes, people, structure to deal with that, and it bit us pretty hard. So over the last year, we’ve worked to get positioned for what’s out there in the marketplace.

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FEBRUARY 28, 2014 / 02:00PM GMT, WG - Q4 2013 Willbros Group, Inc. Earnings Conference Call

It turns out it’s — there is — there are some smaller projects that we can do, where we compete with peer competition; or, if there’s a reason we need to do something for one of our customers. But we’re really focused on the larger midstream kinds of projects, where we have more peer competition for both facilities, pipelines, and other work that we do. And we’re still doing a fair amount of reimbursable MSA kind of work on a unit price basis. So our visibility into that business is quite good.

We have different amounts of backlog visibility in each of the regions, but we’re confident that we’ve seen enough of the market and enough change in what we’re doing that we’re confident giving you that guidance. Now is that going to — is it 100% fixed as we roll out on a month-to-month basis? The answer to that is no. But on average, for all of that, we think it is, and that we’re just going to see it get better quarter-on-quarter as we move out through the year.

Steven Folse - Stifel Nicolaus - Analyst

Great. Thank you. And then just shifting over to the Utility T&D side here for a second. You talked about four MSA distribution contracts that you have bid on. It seems like you have some available capacity on the transmission side. Can you talk a little bit about the amount of jobs that you’re bidding on there, and what’s your outlook for that basis in 2014?

Randy Harl - Willbros Group - President, CEO

Yes, I can. Obviously, we’re coming off of almost four years of having most of our capacity focused on the Texas CREZ projects. And as we got into — obviously, we’ve seen this coming. We’ve been out there positioning ourselves for other work. But our resources have not been available really to pursue that until fairly recently. We are in the marketplace and have been for the past year, positioning ourselves to bid. We see about $3 billion worth of opportunities that we can bid on in our UTD business. That includes both distribution and transmission, but a pretty significant amount of work given the size of our business. So we believe that the market is there for us to grow this business.

The Xcel work that I spoke about in my comments, I think, demonstrates our ability to get out there and be competitive. And we’re looking around Texas, in the surrounding states, around Virginia, and we see a lot of opportunities for both transmission construction, as well as the opportunity to build our distribution business, which, given the two MSAs that we won, we’re starting up on those two MSAs, so our distribution business is going to grow. We believe — I believe the third one that we’re highly confident in is going to continue to bolster that business. And as we move out through the year, the transition that we’re talking about is winning that work, where we expect to see improved margins on the transmission side.

But we have some capacity here that we can put to work. Remember, I’ve commented before, Oncor is not going away as a customer. The CREZ program has been completed. We’re going to actually see about 50% of the revenue that we saw in 2012 and 2013 from Oncor, so it’s still a great base of business. We have backlog with Xcel. And as I said, numerous opportunities that we’re currently bidding to fill in the gap, so transitioning from really all of those transmission construction assets focused on CREZ to redeploying onto other opportunities that we have good visibility on.

Steven Folse - Stifel Nicolaus - Analyst

Great. Thank you.

Operator

Thank you. And our next question is from the line of Martin Malloy with Johnson Rice. Please go ahead.

Martin Malloy - Johnson Rice - Analyst

Good morning.

Randy Harl - Willbros Group - President, CEO

Good morning, Marty.

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FEBRUARY 28, 2014 / 02:00PM GMT, WG - Q4 2013 Willbros Group, Inc. Earnings Conference Call

Martin Malloy - Johnson Rice - Analyst

Van, congratulations on getting the DSOs down so much. Could you talk maybe about how you see those trending through the course of the year and how you’re, through commercial arrangements, maybe making sure that they stay at lower levels?

Van Welch - Willbros Group - EVP, CFO

Sure, Marty. And first of all, I had a lot of help in that DSO improvement. As we’ve talked about before, we’ve put a complete focus, a global focus across the Company, and it is one of the key results that we measure every day across our company. It is one of our key results, and it is part of our culture.

Certainly, the improvement that we saw in the quarter is something that we were certainly hoping for, moving it down from that very high level that we saw in September. It’s about 68 days. I do think there’s room for improvement there, and for that to be coming down even further with that continued focus by each of our operating segments.

In terms of commercial terms, it’s just a lot of hard work. Marty, each one of our guys got to stay focused on that. We’re not only looking at the pricing of the job, but we’re also paying a great deal of attention on payment terms with all of our clients. So I’m expecting that we’re going to continue to see improvement in DSO, but it’s certainly not as dramatic as we saw between Q3 and Q4, but I do think we can continue to knock that down going forward.

Martin Malloy - Johnson Rice - Analyst

Okay. And then on the tax rate, is there any more help that you can give us in terms of the percentage tax rate to use for 2014?

Van Welch - Willbros Group - EVP, CFO

Yes, if you look at — as I’ve said before, if you look at 2013, we’re not taking any tax credits associated with any U.S. tax loss. That’s what’s causing the tax rate to be a bit strange. However, we are building and continuing to build that valuation allowance, as I mentioned in the prepared remarks. What you can look at, as we become profitable in the U.S., which we do expect, we will become profitable in the U.S. in 2014, we will be able to take tax credits associated with our positive income tax going forward.

We will still have the Canadian Tax. It’s going to be at about 25%. And then the remaining would be any other discrete items, mostly related to uncertain tax positions that we would be accruing for. And I’m not — it’s going to depend on how good Canada is, quite frankly, and how we become profitable in the U.S. And remember our debt load, our interest expense, is mostly taxed or is part of our U.S. taxable income.

Martin Malloy - Johnson Rice - Analyst

Thank you.

Operator

(Operator Instructions). Our next question is from Stefan Neely with Avondale Partners. Please go ahead.

Stefan Neely - Avondale Partners - Analyst

Hey, good morning, everyone.

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FEBRUARY 28, 2014 / 02:00PM GMT, WG - Q4 2013 Willbros Group, Inc. Earnings Conference Call

Van Welch - Willbros Group - EVP, CFO

Good morning, Stefan.

Stefan Neely - Avondale Partners - Analyst

I had a quick question, talking about your debt target for the year — you said $30 million to $50 million, and we’re already there, halfway there in Q1 with the Hawkeye sale, along with the Nigerian settlement. Isn’t that really $70 million to $100 million?

Van Welch - Willbros Group - EVP, CFO

No, I think, Stefan, the way you need to look at this is in terms of the required debt payments that we need to make. The — it first needs to go against the revolver. And as I mentioned, we’ve paid down $31 million in the revolver in Q4. We’ve paid down the remaining revolver balance in Q1. Most of the asset sale around Hawkeye went to that revolver. There will be — there’s about $2.3 million in excess of that working capital amount that we got to pay down the revolver for. There’s going to be about $2 million that we’ll pay down term loan in Q1. And as I mentioned, as we get to settle the working capital escrow amount, which is around $6 million, we’ll pay that $6 million down against the term loan as well. So what you can expect from the Hawkeye sale is somewhere around $8.3 million of term loan reduction associated with Hawkeye.

One thing you need to keep in mind, and as we mentioned, the $30 million to $50 million is the term loan. We also have the liability associated with around — with WAPCo. That WAPCo liability is around $36.5 million. We’re going to pay both of those in the $30 million to $50 million, $30 million to $50 million. Let me back up, that $30 million to $50 million is strictly term loan pay down. So I’ve — in the past, I think we’ve said total debt, I’m guiding you towards $30 million to $50 million term loan debt reduction, as well as the payment of the $36.5 million on the WAPCo liability, all of that coming from operating cash flow and, as you mentioned, proceeds from asset sales.

Stefan Neely - Avondale Partners - Analyst

Okay. Great. That’s helpful. And then my follow-up question, looking at Professional Services, can you help us think a little bit about the margin structure there going forward?

Randy Harl - Willbros Group - President, CEO

Well, I think if you reflect back to what we said for the past couple years, we’ve made a lot of investments, both in the expansion of the footprint of the business, as well as into things that we’re doing to differentiate ourselves on the integrity side of the business. So quite a few investments there, and we’ve also expanded Professional Services into field services kinds of businesses, like land and survey. Premier has come in to that part of our business and been a significant contributor. So you have to look at Professional Services in pieces. So the margin depends on the mix between those services of the revenue that we will generate, engineering being the highest one. And so I think it’s important to segment this business a little bit.

We think we’re going to see some margin pickup in Professional Services. Our goal, over the long term, is to get that to low double digits in terms of operating margin. We think we’ll move in that direction this year, not get there, but that depends on how it goes with regard — and how long it takes us to really take advantage of the technology plays that we think we have there, where we’re going to earn the higher margins in that business. It’s also dependent in the other direction on how much EPC we might do. And in that business, you’re fortunate to push that up around that 10% level when you take into account the material mix that’s in that business. But the way to think about it is we saw some improvement in 2013. We expect that to be more improvement in 2014, and continue to grow over the next two or three years.

Stefan Neely - Avondale Partners - Analyst

Okay, great. Thanks so much.

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FEBRUARY 28, 2014 / 02:00PM GMT, WG - Q4 2013 Willbros Group, Inc. Earnings Conference Call

Operator

And there are no further questions, so ladies and gentlemen, this does conclude the Willbros Group’s fourth quarter earnings conference call. Thank you for your participation. You may now disconnect.

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